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                                                                  Exhibit (a)(4)

                                 [VIRATA LOGO]

March    , 2001

Dear Employee Option Holder:

   On behalf of Virata Corporation (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options granted under the Virata Corporation 1999 Stock Incentive Plan and the Excess Bandwidth 1998 Equity Incentive Plan (the "Plans") with an exercise price of $18.50 or more and a vesting schedule that is not based on or subject to revenue-based performance goals (the "Options") for new options the Company will grant under the Plans (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated February 7, 2001 (the "Offer of Exchange").

   The Offer expired at 12:00 midnight, Pacific time, on March    , 2001.
Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to
it for a total of              shares of Common Stock and canceled all such
Options. The Company has accepted for exchange and canceled the number of Options tendered by you equal to the number of Option Shares set forth on Attachment A to this letter.

   In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a New Option under the applicable Plan for the number of shares of Common Stock which is equal to the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events. Also in accordance with the terms of the Offer, the terms and conditions of the New Option will be substantially the same as the terms and conditions of the Options you tendered for exchange, except as specified in the Offer, and will include the following terms:

  . the per share exercise price under the New Option will equal 85% of the last reported sale price of the Common Stock on the Nasdaq National Market on the date the Company grants the New Option; and

  . the vesting schedule of the New Option will vest 25% on the date the Company grants the New Option and with the remaining options vesting in equal monthly installments thereafter over the next thirty-months.

   In accordance with the terms of the Offer, the Company will grant you the
New Option on September    , 2001. At that time, as described in the Offer to
Exchange, you will receive a New Option Agreement executed by the Company.

   In accordance with the terms of the Offer, and as provided in the Plans, you must be an employee of the Company or one of its subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Option. If you do not remain an employee, you will not receive a New Option or any other consideration for the Options tendered by you and canceled by the Company.

   If you have any questions about your rights in connection with the grant of a New Option, please contact Steven Moore, at telephone: (408) 566-1000, facsimile: (408) 980-8250 or e-mail: smoore@virata.com).

                                          Sincerely,

                                          _____________________________________
                                                     Charles Cotton
                                                 Chief Executive Officer

Attachment
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                                  ATTACHMENT A

                            [Name of Option Holder]

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
      Number of Option Shares
      Subject to Tendered Old      Exercise Price of
        Option Accepted for       Tendered Old Option     Date of Acceptance of
              Exchange           Accepted for Exchange            Tender
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------
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

     Number of Option Shares Subject to New Options
     to be Granted to You on September    , 2001: